EXHIBIT 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AFFINION GROUP HOLDINGS, INC.

(Dated January 19, 2011)

THIS SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION of Affinion Group Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), has been duly adopted by the stockholders and the Board of Directors of the Corporation (the “Board”) in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and expressly supersedes and replaces in its entirety that certain Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on September 27, 2005. The original name of the Corporation was “Affinity Acquisition Holdings, Inc.”, and the Corporation was incorporated on July 14, 2005 by the filing of the original Certificate of Incorporation with the Secretary of State for the State of Delaware.

NOW, THEREFORE, the text of the Corporation’s Certificate of Incorporation hereby is amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is Affinion Group Holdings, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 370,000,000, consisting of 360,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges in respect of the authorized capital stock of the Corporation.

(a) Common Stock. The Common Stock shall have (i) all rights and privileges typically associated with such securities as set forth in the DGCL, including, without limitation, the right to vote on all matters presented to the holders of the Common Stock for a vote and (ii) the additional rights and privileges hereinafter set forth. Except as otherwise set forth herein, the holders of the Common Stock shall vote together on all matters as a class, and each share of the Common Stock shall entitle the holder thereof to cast one vote. Subject to the rights of the Preferred Stock, dividends may be paid on the Common Stock, as and when declared by the Board, out of the assets of the Corporation legally available for the payment of such dividends.

(b) Preferred Stock. Subject to the provisions of this Article IV, the Preferred Stock may be issued from time to time in one or more classes or series. The Board shall have the authority to the fullest extent permitted under the DGCL to adopt by resolution from time to time one or more certificates of designations providing for the designation of one or more classes or series of the Preferred Stock and the voting powers, whether full or limited or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights and qualifications, limitations or restrictions thereof, and to fix or alter the number of shares comprising any such class or series, subject to any requirements of the DGCL and this Certificate of Incorporation, as amended from time to time.

The voting powers, designations, preferences and relative, participating, optional, or other special rights and qualifications, limitations or restrictions of the Series A Redeemable Exchangeable Preferred Stock shall be as set forth in Exhibit A hereto.

The authority of the Board with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix the following preferences and powers, which may vary as between different classes or series of the Preferred Stock:

(1) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(2) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(3) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of the Preferred Stock, and, if redeemable, the price, terms and manner of such redemption;

(4) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of the Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

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(5) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(6) the obligations, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(7) voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any class or series of the Preferred Stock;

(8) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of the Preferred Stock; and

(9) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board, by the vote of the members of the Board then in office acting in accordance with this Certificate of Incorporation, or any Preferred Stock, may deem advisable and are not inconsistent with law, the provisions of this Certificate of Incorporation or the provisions of any certificate of designations.

ARTICLE V

The number of directors of the Corporation shall be as set forth in the Stockholder Agreement of the Corporation, dated as of January 14, 2011 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholder Agreement”).

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered to make, alter, amend or repeal the By-Laws of the Corporation (as they may be amended, restated, supplemented or otherwise revised from time to time, the “By-Laws”) in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.

ARTICLE VII

The stockholders shall have the right to elect a number of directors of the Board (as set forth in the Stockholder Agreement) to be designated as the directors of the Corporation (the “Directors”), in accordance with the By-Laws and the Stockholder Agreement. The number of Directors may be increased or decreased from time to time as provided in the By-Laws and the Stockholder Agreement. Each of the Directors shall hold office until a qualified successor is elected at the next annual meeting of stockholders or, if earlier, such Director’s death, resignation or removal pursuant to the By-Laws and the Stockholder Agreement. With respect to each matter brought before the Board (or any committee thereof) for vote, each Director shall be entitled to cast one vote.

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A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the Director derived any improper personal benefit. If the DGCL is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation hereby acknowledges that certain Directors (the “Specified Persons”) may have rights to indemnification and advancement of expenses provided by a stockholder of the Corporation or its affiliates (directly or through insurance obtained by any such entity) (collectively, the “Stockholder Indemnitors”). The Corporation hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Specified Persons, (ii) it shall be required to advance the full amount of expenses incurred by the Specified Persons, as required by the terms of these By-Laws, without regard to any rights the Specified Persons may have against the Stockholder Indemnitors and (iii) it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Corporation with respect to any claim for which the Specified Persons have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Persons against the Corporation. These rights shall be a contract right.

Any repeal or modification of any of the foregoing paragraphs in this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same now exists or may be amended and supplemented, indemnify and advance expenses to its Directors and officers, both as to action in his or her official capacity and as to action in another capacity while holding such office. The Corporation may, by action of the Board, extend such indemnification and advancement of expenses to any and all persons whom it shall have power to indemnify, including but not limited to its employees or agents, on such terms and conditions and to the extent determined by the Board in its sole and absolute discretion. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of the stockholders or disinterested Directors or otherwise and shall continue as to any person who has ceased to be a Director, officer, employee

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or agent and shall inure to the benefit of the heirs, executors, and administrators of such person. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under this Article VIII.

Any amendment, repeal or modification of the foregoing paragraph, or the adoption of any provision inconsistent with this Article VIII, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

ARTICLE IX

To the maximum extent permitted from time to time under the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to any of its stockholders or Directors (other than in their capacity as a Director and other than those Directors who are employees of the Corporation).

Without limiting the foregoing renunciation, the Corporation acknowledges that certain of the stockholders are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Corporation’s businesses (“Competing Businesses”), and agrees that each such Stockholder shall have the right to make additional investments in or have relationships with other Competing Businesses independent of its investment in the Corporation. No stockholder that has designated a Director shall be obligated to present to the Corporation any particular investment opportunity that such Director or stockholder gains access to, other than by reason of such Director’s status as a Director (and other than those Directors who are employees of the Corporation), even if such opportunity is of a character that, if presented to the Corporation or one of its subsidiaries, could be taken by the Corporation or such subsidiary, and such Director or stockholder shall continue to have the right to take for such Director’s or stockholder’s own respective account or to recommend to others any such particular investment opportunity.

The provisions of this Article IX shall in no way limit or eliminate any such stockholder’s duties, responsibilities and obligations with respect to the protection of any proprietary information of the Corporation and any of its subsidiaries, including any applicable duty not to disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit.

No amendment or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to opportunities of which such Director becomes aware prior to such amendment or repeal.

ARTICLE X

The Corporation elects not to be governed by Section 203 of the DGCL.

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ARTICLE XI

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by DGCL, as the same exists or may hereafter be amended, and any rights and powers conferred upon stockholders, Directors and officers herein are granted subject to this reservation.

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IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has duly executed this Second Amended and Restated Certificate of Incorporation as of the date first written above.

By:	/s/ TODD SIEGEL
	Name:	Todd Siegel
	Title:	Executive Vice President

[Signature Page to Second Amended and Restated Certificate of Incorporation]

AFFINION GROUP HOLDINGS, INC.

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF SERIES A REDEEMABLE EXCHANGEABLE PREFERRED STOCK

1. Definitions. Unless otherwise specified herein, the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Apollo” shall mean, collectively, Apollo Management V, L.P., a Delaware limited partnership, and each investment fund managed, operated, controlled by or affiliated with Apollo Management V, L.P. or its Affiliates.

“Apollo Group” shall mean Affinion Group Holdings, LLC, Apollo, any Affiliate of Apollo and any Person with whom Apollo may be deemed as part of a “group” within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended.

“Available Assets” shall have the meaning set forth in Section 4(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York or London, United Kingdom.

“Change of Control” shall have the meaning set forth in the Credit Agreement.

“Change of Control Notice” shall have the meaning set forth in Section 5(a)(ii).

“Common Stock” shall mean shares the shares of the Company’s common stock, par value $0.01 per share.

“Credit Agreement” shall mean the Credit Agreement dated as of October 17, 2005 among the Company, Affinion Group, Inc., the Lenders from time to time party thereto, Credit Suisse, as administrative agent for the Lenders, and Deutsche Bank, as syndication agent.

“DGCL” shall mean the Delaware General Corporation Law.

“Disposition” shall have the meaning set forth in Section 5(b)(i).

“Dividend Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year during the Dividend Payment Period.

“Dividend Payment Period” shall mean the period from, and including, the Issue Date to, and including, the Maturity Date.

“Dividend Period” shall mean the period from, and including, the Issue Date to, but not including, the first Dividend Payment Date and thereafter, each period from, and including, each Dividend Payment Date to, but not including, the next Dividend Payment Date.

“Exchange Date” shall have the meaning set forth in Section 6(b)(i).

“Exchange Debenture” shall have the meaning set forth in Section 6(a).

“Face Amount” shall mean, with respect to each share of Series A Preferred Stock, $1,000, as adjusted from time to time pursuant to Section 3(a).

“Issue Date” shall mean, with respect to any shares of Series A Preferred Stock, the date such shares of Series A Preferred Stock are first issued.

“Liquid Securities” means any securities of any Person that are of a class or series that is publicly tradable,

“Liquidation Event” shall mean a liquidation, dissolution or winding up of the Company in a single transaction or series of transactions.

“Liquidation Preference Amount” shall have the meaning set forth in Section 4(a).

“Management Holder” shall mean any officer, director or employee of the Company or any of its subsidiaries who holds any equity securities of the Company or any of its Subsidiaries.

“Marketable Securities” means commercial paper, banker’s acceptances, treasury bills and other money market instruments.

“Maturity Date” shall mean the twelfth anniversary of the Issue Date.

“Net Cash Proceeds” shall mean cash received in any Disposition of equity securities of the Company, or of any assets received in respect of such equity securities, less commissions, fees and expenses directly attributable to such Disposition, other than any income taxes.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Record Date” shall have the meaning set forth in Section 3(b).

“Redemption Date” shall have the meaning set forth in Section 5(e)(i).

“Securityholder Rights Agreement” means the Securityholder Rights Agreement, dated as of October 17, 2005, among the Company, Affinion Group Holdings, LLC and Cendant Corporation.

“Seller/Apollo Ratio” shall have the meaning set forth in Section 5(b)(iii).

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

2. Designation of Series; Issuance, Face Amount and Rank. This series of Preferred Stock is hereby designated “Series A Redeemable Exchangeable Preferred Stock” (hereinafter the “Series A Preferred Stock”), and the number of shares which shall constitute such series shall be 125,000, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board. The shares of Series A Preferred Stock shall be initially issued by the Company for their Face Amount, in such amounts, at such times and to such Persons as shall be specified by the Board, any duly authorized committee thereof or any other Person to whom such Board or committee so delegates, from time to time. The shares of Series A Preferred Stock shall rank prior to the shares of the Company’s common stock, all other series of preferred stock of the Company and any other class or series of stock of the Company with respect to dividends and distributions upon a Liquidation Event.

3. Dividends.

(a) On each Dividend Payment Date, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of funds of the Company legally available therefor, with respect to each share of Series A Preferred Stock, preferred dividends at a rate of 8.5% per annum of the Face Amount as of the beginning of the applicable Dividend Period to which such Dividend Payment Date relates. Dividends shall be paid, at the option of the Company, either in cash or by increasing the Face Amount of each outstanding share of Series A Preferred Stock by the amount of the dividend to be paid on such Dividend Payment Date, effective at the beginning of the next Dividend Period.

(b) Prior to each Record Date immediately preceding each Dividend Payment Date, the Board shall declare dividends on the Series A Preferred Stock in accordance with Section 3(a) above, payable on the next Dividend Payment Date. Dividends on each such share shall accrue and be cumulative from the date of issuance of such shares, notwithstanding the failure of the Board to declare and/or pay dividends with respect to any Dividend Period. For any Dividend Period in which dividends are not paid in full in cash on the Dividend Payment Date immediately following the end of such Dividend Period, then on such Dividend Payment Date, such accrued and unpaid dividends shall be added to the Face Amount of the Series A Preferred Stock, as of the beginning of the Dividend Period which begins with such Dividend Payment Date, until such accrued and unpaid dividends have been paid in full. Dividends shall be payable in arrears during the Dividend Payment Period on each Dividend Payment Date, commencing on the first Dividend Payment Date subsequent to the date of issuance. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day. Dividends shall be paid on each Dividend Payment Date to the holders of record of the Series A Preferred Stock as their names shall appear on the share register of the Company as of the close of business on the date immediately preceding such Dividend Payment Date (the “Record Date”).

(c) In the event that full dividends, in cash, are declared but are not paid or made available to the holders of all outstanding shares of Series A Preferred Stock and funds available for payment of dividends shall be insufficient to permit payment in full to holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all holders of Series A Preferred Stock in proportion to the full amount to which they would otherwise be respectively entitled.

(d) Notwithstanding anything contained herein to the contrary, no dividends on shares of Series A Preferred Stock shall be declared by the Board or paid or set apart for payment by the Company at such time if such declaration or payment shall be restricted or prohibited by law.

(e) During any time at which the aggregate Liquidation Preference Amount of all issued and outstanding shares of Series A Preferred Stock exceeds $160 million, the Company will not (i) pay any dividends or make any distributions on any class or series of its equity securities or (ii) effect any redemptions, acquisitions or repurchases of any class or series of its equity securities or permit any of its Subsidiaries to do any of the foregoing with respect to the Company’s equity securities or any securities of any Subsidiary of the Company held by any member of the Apollo Group (other than the Company or its Subsidiaries) or any Management Holder, unless it first pays cash dividends on or redeems the Series A Preferred Stock until the aggregate Liquidation Preference Amount of all issued and outstanding shares of Series A Preferred Stock does not exceed $160 million; provided that the Company may redeem, acquire or repurchase shares of its equity securities from any Management Holder not otherwise affiliated with any member of the Apollo Group, to the extent that the Borrower (as defined in the Credit Agreement) is not prohibited from paying dividends to the Company for such purpose under Section 6.06(c) of the Credit Agreement as in effect on the date hereof

4. Liquidation Preference. Upon a Liquidation Event, each holder of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders after the satisfaction of all indebtedness, whether from capital, surplus or earnings (“Available Assets”), an aggregate amount equal to the Face Amount plus any unpaid dividends that have accrued since the most recent Dividend Payment Date (the “Liquidation Preference Amount”) before any distribution is made on any other class or series of capital stock of the Company. If, upon a Liquidation Event, the Available Assets shall be insufficient to pay the holders of the Series A Preferred Stock the full Liquidation Preference Amount, the holders of the Series A Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. In the event of any Liquidation Event, after payment shall have been made to the holders of shares of Series A Preferred Stock, in the full amount of the Liquidation Preference, the holders of shares of capital stock ranking junior to the Series A Preferred Stock upon a Liquidation Event shall be entitled, to the exclusion of the holders of the Series A Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of the Company available for distribution to its stockholders.

5. Redemption Rights.

(a) Redemption Upon Change of Control.

(i) Generally. In the event of any Change of Control, subject to Section 5(e)(vi), each holder of Series A Preferred Stock shall have the right, at such holder’s election as set forth below, to cause the Company to redeem on the date such Change of Control occurs all (but not less than all) of such holder’s Series A Preferred Stock for a purchase price equal to the then applicable Liquidation Preference Amount.

(ii) Change of Control Notice Obligation. The Company shall notify each holder of record of shares of Series A Preferred Stock in writing by first class mail, postage prepaid, to all holders of record of shares of Series A Preferred Stock at their last address as they shall appear on the books of the Company at least 15 days before any Change of Control setting forth a description of the nature of the Change of Control, the date at which such Change of Control is anticipated to take place, a statement that the holders may elect to have their shares of Series A Preferred Stock redeemed as set forth below and the place or places where such shares are to be surrendered in the event redemption is elected. No defect in any such notice to any holder of Series A Preferred Stock shall affect the validity of the proceedings for the redemption of any other shares of such Series A Preferred Stock. Such notice shall be deemed to be a “Change of Control Notice”.

(iii) Holder’s Election. Within 5 Business Days after receipt of the Change of Control Notice, each holder shall notify the Company in writing whether or not such holder will require such holder’s shares of Series A Preferred Stock to be redeemed by the Company pursuant to this Section 5(a). If a holder does not timely notify the Company in writing pursuant to the previous sentence, such holder will be deemed to have waived its right to require such holder’s shares of Series A Preferred Stock to be redeemed by the Company pursuant to this Section; provided, however, that such waiver shall apply only to the Change of Control relating to the relevant Change of Control Notice, and not any subsequent Change of Control or Change of Control Notice.

(iv) Company’s Election Upon Change of Control. In the event of any Change of Control, the Company or its designee may redeem out of funds legally available therefor all (but not less than all) of the shares of Series A Preferred Stock for a purchase price equal to the sum of (i) 101% of the then applicable Face Amount plus (ii) all accrued and unpaid dividends.

(b) Redemption Upon Apollo Sale.

(i) Generally. If (i) any member of the Apollo Group sells, exchanges, pledges, assigns, hedges, monetizes, transfers or otherwise disposes (each, a “Disposition”) of any equity securities of the Company for cash or Marketable Securities to any Person other than to a member of the Apollo Group and other than in connection with a transaction which results in a Change in Control in respect of which Section 5(a) is applicable (each such Disposition being an “Apollo Sale”), (ii) the Company pays any cash dividends or makes any other distributions on its equity securities in cash or Marketable Securities or (iii) any member of the Apollo Group receives from the Company or any Affiliate of the Company any cash or Marketable Securities in respect of either its equity securities of the Company or any securities it receives in respect of its equity securities of the Company, then subject to Section 5(e)(vi) the Company shall redeem out of funds legally available therefor the number of shares of Series A Preferred Stock with an aggregate Liquidation Preference Amount equal to the Seller/Apollo Ratio multiplied by the Net Cash Proceeds (or, in the case of Marketable Securities, the fair market value of such Marketable Securities) received by Apollo and the Management Holders in such transaction.

(ii) Receipt of Property. If any member of the Apollo Group receives from the Company or any other Person other than a member of the Apollo Group any assets other than cash or Marketable Securities in respect of either (i) its equity securities of the Company or (ii) any assets or securities it receives in respect of its equity securities of the Company, then upon the receipt by any member of the Apollo Group of any cash or Marketable Securities in respect thereof (whether by Disposition or otherwise, including interest, dividends, and other payments in respect thereof) then subject to

Section 5(e)(vi) the Company shall redeem out of funds legally available therefor the number of shares of Series A Preferred Stock with an aggregate Liquidation Preference Amount equal to the Seller/Apollo Ratio multiplied by the Net Cash Proceeds received by all members of the Apollo Group and the Management Holders in each such transaction.

(iii) General Provisions. Notwithstanding anything herein to contrary, if any member of the Apollo Group acquires Liquid Securities in any transaction described in this Section 5(b), then, subject to any restrictions on transferring such Liquid Securities (it being understood that the Company shall use commercially reasonable efforts to ensure that there will not be any contractual prohibitions on any such transfer other than a requirement that any such transfer complies with applicable securities laws), the Company shall not redeem shares of Series A Preferred Stock for cash, but shall exchange them in kind for the pro rata amount of Liquid Securities received in such transaction. The Company shall use commercially reasonable efforts to ensure that there will not be any contractual prohibitions on transfer with respect to the Liquid Securities other than a requirement that any such transfer complies with applicable securities laws, and shall give the Holder at least 10 days notice prior to such exchange. Redemptions or purchases pursuant to this Section 5(b) shall be pro rata, across all holders of Series A Preferred Stock, and the purchase price per share shall be the then current Liquidation Preference Amount. For purposes of this Section 5(b), the “Seller/Apollo Ratio” shall mean (x) the Face Amount at issuance (or $160 million if the then current Liquidation Preference Amount exceeds $160 million) divided by (y) the aggregate amount paid to the Company by Apollo and the Management Holders for the capital stock of the Company (or in the case of a purchase by Apollo, divided by the sum of the aggregate amount paid by Apollo and the Management Holders plus such Face Amount). Any consulting or similar fees (up to $3 million per annum) and customary mergers and acquisitions, financing and financial advisory fees received by Apollo will not be included in the calculation of proceeds received by Apollo for purposes of this Section 5(b).

(c) Mandatory Redemption. Upon the Maturity Date, the Company shall redeem out of funds legally available therefor all (but not less than all) of the shares of Series A Preferred Stock then outstanding for a price equal to the then current Liquidation Preference Amount.

(d) Optional Redemption. At its option, the Company may redeem, in whole or in part, out of funds legally available therefor, the outstanding shares of Series A Preferred Stock at any time at a price equal to the then current Liquidation Preference Amount. In the case of a redemption of less than all of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot as reasonably determined by the Company to be equitable. Apollo’s prior written consent shall be required for any redemption pursuant to this Section 5(d) which could reasonably be expected to result in dividend tax treatment to Apollo.

(e) Redemption Mechanics and Restrictions.

(i) Redemption Notice. Notice of any redemption pursuant to Sections 5(b), 5(c) or 5(d) shall be sent by or on behalf of the Company at least twenty (20) but not more than sixty (60) days prior to the date specified for redemption in such notice (the “Redemption Date”), by first class mail, postage prepaid, to all holders of record of shares of Series A Preferred Stock at their last address as they shall appear on the books of the Company; provided that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to holders to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law, such notice shall state (A) whether such redemption is being made pursuant to an Apollo Sale, the optional redemption provisions or the mandatory redemption provisions, (B) the Redemption Date, (C) the aggregate number of shares of Series A Preferred Stock to be redeemed and, if less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, then the number of such shares to be redeemed from the applicable holder and (D) the place or places where certificates for such shares are to be surrendered for payment.

(ii) Redemption Payment. The Company shall redeem the shares of each holder of Series A Preferred Stock being redeemed pursuant to this Section 5 by making the applicable cash payments to such holder in respect of each share owned by such holder.

(iii) Retirement of Shares. Any shares of Series A Preferred Stock redeemed pursuant to the provisions of this Section 5 shall be retired and given the status of authorized and unissued Preferred Stock, undesignated as to series, subject to reissuance by the Company as shares of Preferred Stock of one or more series (other than Series A Preferred Stock for so long as Cendant Corporation holds shares of Series A Preferred Stock), as may be determined from time to time by the Board.

(iv) Surplus Under DGCL. To the extent not contrary to the DGCL, on any Redemption Date, the liquidation preference of any shares of capital stock of the Company shall not be included in “total liabilities” in connection with determining “surplus” under the DGCL.

(v) No Further Dividends; Miscellaneous. Notice having been mailed as provided herein, from and after the Redemption Date (unless default should be made by the Company in payment of the redemption price), dividends on such shares of Series A Preferred Stock to be redeemed shall cease to accrue and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the redemption price) shall cease. Upon surrender in accordance with the redemption notice of the certificates for the shares to be redeemed, such shares shall be redeemed by the Company at the applicable redemption price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

(vi) Restrictions on Redemptions. Notwithstanding anything to the contrary set forth herein, no shares of Series A Preferred Stock shall be redeemed under this Section 5: (a) at any time that such redemption is prohibited by the DGCL; or (b) at any time that the terms and provisions of any material contract in effect as of the Issue Date providing financing or working capital to the Company or any of its subsidiaries (1) prohibits such redemption, (2) provides that such redemption would constitute a breach thereof or a default thereunder or (3) restricts the ability of any subsidiary of the Company to pay dividends to the Company or redeem securities held by the Company in an amount sufficient to pay the applicable redemption price. The Company shall redeem any shares of Series A Preferred Stock which would otherwise have been redeemed but for the prohibitions of this paragraph (vi) promptly in accordance with this Section 5(e) when and if such prohibition no longer applies.

(vii) Assignment. The Company shall have the right to assign any of its redemption rights to any of its Affiliates.

6. Exchange.

(a) Generally. At the option of the Company, the Series A Preferred Stock may be exchanged for debt securities of the Company (the “Exchange Debentures”), so long as the economic and legal rights of such securities are at least as favorable to the holders as the Series A Preferred Stock. The exchange rate shall be $1.00 principal amount of Exchange Debentures for each $1.00 of Liquidation Preference Amount of Series A Preferred Stock. Exchange Debentures shall be issued in principal amounts of integral multiples of $1,000 to the extent possible and, to the extent necessary, in principal amounts less than $1,000, provided that the Company shall have the right, at its option, to pay cash in an amount equal to the principal amount of that portion of any Exchange Debenture that is not an integral multiple of $1,000.

(b) Procedure for Exchange.

(i) Exchange Notice. Notice of any exchange pursuant to Section 6(a) shall be sent by or on behalf of the Company at least twenty (20) but not more than sixty (60) days prior to the date specified for exchange in such notice (the “Exchange Date”), by first class mail, postage prepaid, to all holders of record of shares of Series A Preferred Stock at their last address as they shall appear on the books of the Company; provided that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the exchange of any shares of Series A Preferred Stock except as to holders to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law, such notice shall state (A) the Exchange Date, and (B) the place or places where certificates for such shares are to be surrendered for exchange.

(ii) Exchange. On or before the Exchange Date, each holder of shares of Series A Preferred Stock shall surrender the certificates representing such shares, duly endorsed or accompanied by a stock power, in the manner and at the place designated. The Company shall cause an indenture to be executed on the Exchange Date, in a form customary for an indenture of its type, along with the Exchange Debentures, and, upon surrender of the shares of Series A Preferred Stock, shall exchange such shares for Exchange Debentures.

(iii) Retirement of Shares. All shares of Series A Preferred Stock exchanged pursuant to the provisions of this Section 6 shall be retired and given the status of authorized and unissued Company preferred stock, undesignated as to series, subject to reissuance by the Company as shares of Company preferred stock of one or more series, as may be determined from time to time by the Board.

(iv) No Further Dividends. From and after the Exchange Date (unless default should be made by the Company in providing delivery of the Exchange Debentures), notice having been mailed as provided herein, whether or not certificates for shares of Series A Preferred Stock are surrendered for exchange, dividends on such shares of Series A Preferred Stock to be exchanged shall cease to accrue and all rights of the holders thereof as stockholders of the Company shall cease. Interest on the Exchange Debentures shall then accrue from the Exchange Date.

(v) Restrictions on Exchange. Notwithstanding anything to the contrary set forth herein, no shares of Series A Preferred Stock shall be exchanged under this Section 6: (a) at any time that such exchange is prohibited by the DGCL; or (b) at any time that the terms and provisions of any material contract or other material agreement of the Company or any of its subsidiaries in effect as of the Issue Date providing financing or working capital to the Company or any of its subsidiaries prohibits such exchange or provides that such exchange would constitute a breach thereof or a default thereunder.

7. No Voting Rights. Except as specifically set forth in the DGCL, the holders of shares of Series A Preferred Stock shall not be entitled to any voting rights with respect to any matters voted upon by stockholders; provided, however, the consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock shall be required for any action which: (a) amends the rights of the Series A Preferred Stock in a manner adverse to the holders thereof; (b) changes the authorized number of shares of Series A Preferred Stock; (c) creates, by reclassification or otherwise, any new class or series of shares having rights, preferences or privileges on parity with or senior to the Series A Preferred Stock either as to dividends or to distributions upon a Liquidation Event; or (d) amends, alters or repeals (by merger, consolidation or otherwise) any provisions of the Company’s Certificate of Incorporation (or any provision thereof) so as to materially adversely affect to the holders of the outstanding shares of Series A Preferred Stock (it being understood that any change in authorized shares of any class of junior securities is not material).

8. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of shares of Series A Preferred Stock.

9. Transfers. The Series A Preferred Stock may be freely transferred subject to compliance with the Securities Act of 1933, as amended, and subject to any restrictions contained in this Certificate and in the Securityholder Rights Agreement.

10. No Other Rights. The shares of Series A Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights, including any preemptive or subscription rights, except as expressly set forth in the Company’s Certificate of Incorporation, this Certificate, the Securityholder Rights Agreement or as otherwise required by law.

11. Inconsistent Provisions. In the event of any inconsistency between any provision contained herein and any provision contained in the Certificate of Incorporation (as in effect now or as amended after the date hereof), the provisions contained herein shall control.

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